Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ESS Tech, Inc. (formerly ACON S2 Acquisition Corp.) on Form S-1 of our report dated March 31, 2021, except for effects of the restatement discussed in Note 2 as to which date is May 24, 2021, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ACON S2 Acquisition Corp. as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on October 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Melville, NY

November 2, 2021